Exhibit 3.3

CERTIFICATE OF CORPORATE DOMESTICATION

OF

MDC PARTNERS INC.

The undersigned, presently a corporation organized and existing under the laws of Canada, for the purposes of domesticating a corporation under Section 388 of the General Corporation Law of the State of Delaware, does certify that:

1.	MDC Partners Inc. (the “Company”) was first formed, incorporated, or otherwise came into being on December 19, 1986 in the jurisdiction of Ontario, Canada. On June 28, 2004, the Company was continued under Section 187 of the Canada Business Corporations Act and changed its jurisdiction of incorporation to the federal jurisdiction of Canada.

2.	The name of the Company immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was:

MDC PARTNERS INC.

3.	The name of the Company as set forth in its certificate of incorporation to be filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is:

MDC PARTNERS INC.

4.	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is the federal jurisdiction of Canada.

5.	The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

6.	The effective time of this certificate of corporate domestication shall be .

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IN WITNESS WHEREOF, the Company has caused this certificate of corporate domestication to be executed by its duly authorized officer on this               day of                    , 2020.

MDC PARTNERS INC. a Canadian corporation

By:
Name:
Title: